EXHIBIT 3.8A


                        Articles of Merger
                                of
                   Flournoy Development Company
                      (a Georgia corporation)
                           with and into
              Mid-America Apartment Communities, Inc.
                     (a Tennessee corporation)


      Pursuant to the provisions of Section 48-21-105 of the Tennessee Business Corporation Act, and Section 14-2-1101 of the Georgia General Corporation Law, the undersigned corporations adopt the following Articles of Merger for the purpose of merging into a single corporation:

1. The Agreement and Plan of Merger is attached hereto as Exhibit "A" and incorporated herein by reference.

2. Flournoy Development Company, a Georgia Corporatio, adopted the Agreement and Plan of Merger pursuant to an Action by Written Consent of the Board of Directors of the corporation on September 15, 1997 and an Action by Written Consent of the Shareholders of the corporation on September 15, 1997.

3. Mid-America Apartment Communities, a Tennessee Corporation, adopted the Agreement and the Plan of Merger pursuant to an Action by Written Consent of the Board of Directors, without Shareholder approval, on September 15, 1997.

4. The merger shall be effective upon the filing with the office of the Secretary of State for the State of Tennessee and the Secretary of State for the State of Georgia.

      IN WITNESS WHEREOF, the undersigned have caused this document
to be executed the               day of November, 1997.


                         FLOURNOY DEVELOPMENT COMPANY

                         By:
                         Name:
                         Title:

                         MID-AMERICA APARTMENT COMMUNITIES, INC.

                         By:
                         Name:
                         Title: